Exhibit 99.1

UFP TECHNOLOGIES, INC. 172 East Main Street Georgetown, MA 01833 — USA	Tel. 978-352-2200 www.ufpt.com Contact: Ron Lataille

FOR IMMEDIATE RELEASE

August 5, 2008

UFP Technologies Announces Record Q2 2008 Results

Georgetown, Mass., August 5, 2008.  UFP Technologies, Inc. (Nasdaq: UFPT), a manufacturer of packaging and component products, today reported net income of $1,574,000 or $0.25 per diluted common share outstanding for its second quarter ended June 30, 2008, compared to net income of $977,000 or $0.17 per diluted common share outstanding for the second quarter of 2007.  Sales for the quarter were $28.5 million compared to 2007 second quarter sales of $23.2 million.  For the six-month period ended June 30, 2008, the Company reported a profit of $2.7 million or $0.44 per diluted common share outstanding, compared to $1.5 million or $0.26 per diluted common share outstanding in the same period last year.  Sales for the six-month period ended June 30, 2008, were $56.5 million compared to 2007 sales of $45.2 million.

“I am very pleased with our continued progress,” said R. Jeffrey Bailly, Chairman, CEO and President.  “Our 23% sales increase includes solid internal growth of 9%, coupled with gains from our January acquisition of Stephenson & Lawyer in Grand Rapids, Michigan. When you factor in the impact of our ongoing operational improvements, the result is a dramatic 61% increase in net profits for the quarter.”

“The integration of Stephenson & Lawyer has been smooth, and should bring further efficiencies as the process continues,” said Bailly.  “For instance, over the next six months, we plan to consolidate our Detroit area automotive plant into S&L’s 250,000 square foot Grand Rapids facility, which should easily accommodate the entire Detroit operation.” Bailly estimates the move will cost approximately $1.6 million and save the company approximately $1.2 million per year, thus paying for itself in an estimated 16 months.

“I am also excited about our recent new business activity,” Bailly added. “For example, UFP Technologies, Armstrong Tools, and Pelican Case were jointly awarded a significant contract from the U.S. Army and Marines to build mobile tool kits.  This five-year program, currently expected to generate about $6 million in revenue for our company, is an excellent example of the high value-added programs we are targeting.”

UFP Technologies is a leading designer and manufacturer of interior protective packaging solutions using molded fiber, vacuum-formed plastics, and molded and fabricated foam plastics.  The Company also designs and manufactures engineered component solutions using laminating, molding, and fabricating technologies.  The Company primarily serves the automotive, computers and electronics, medical, aerospace and defense, consumer, and industrial markets.

This news release contains forward-looking information that involves risks and uncertainties, including statements about the Company’s prospects, anticipated advantages the Company expects to realize from its acquisition and integration of Stephenson & Lawyer, costs expected to be incurred and savings anticipated to be realized in connection with the Company’s planned plant consolidation, the expected timing for the Company to realize such savings, the expected revenues from the new contract with the U.S. Army and Marines, the Company’s growth potential and the Company’s strategies for growth.  Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation risks associated with achieving anticipated cost savings and other benefits associated with the plant consolidation in the anticipated time frame, the identification of suitable acquisition candidates and the successful, efficient execution of acquisition transactions and integration of any such acquisition candidates, including Stephenson & Lawyer, as well as other risks and uncertainties that are detailed in the documents filed by the Company with the SEC. Accordingly, actual results may differ materially. Readers are referred to the documents filed by the Company with the SEC, specifically the last reports on Forms 10-K and 10-Q. The forward-looking statements contained herein speak only of the Company’s expectations as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

Consolidated Condensed Statements of Income

($ in thousands, except Per Share Data)

Unaudited

	Three Months Ended		Six Months Ended
	30-Jun-08	30-Jun-07	30-Jun-08	30-Jun-07
Net sales	$28,456	$23,180	$56,464	$45,193
Cost of sales	20,828	17,395	41,948	34,809
Gross profit	7,628	5,785	14,516	10,384
SG&A	4,984	4,058	9,906	7,670
Operating income	2,644	1,727	4,610	2,714
Interest expense, other income & expenses	104	151	219	297
Income before income taxes	2,540	1,576	4,391	2,417
Income taxes	966	599	1,669	919
Net income	$1,574	$977	$2,722	$1,498

Weighted average shares outstanding	5,515	5,290	5,482	5,248
Weighted average diluted shares outstanding	6,389	5,860	6,250	5,793
Per Share Data
Net income per share outstanding	$0.29	$0.18	$0.50	$0.29
Net income per diluted share outstanding	$0.25	$0.17	$0.44	$0.26

Consolidated Condensed Balance Sheets

($ in thousands)

	30-Jun-08	31-Dec-07
	(unaudited)
Assets:
Current assets	$29,842	$28,575
Net property, plant, and equipment	11,701	9,492
Other assets	7,795	7,486
Total assets	$49,338	$45,553
Liabilities and stockholders’ equity:
Current liabilities	$14,171	$13,623
Long-term debt	5,541	6,271
Other liabilities	1,447	1,416
Total liabilities	$21,159	$21,310
Total stockholders’ equity	28,179	24,243
Total liabilities and stockholders’ equity	$49,338	$45,553